Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") effective as of February 16, 2011 (the "Agreement Date") and amended and restated as of May 24, 2011. is between Shuffle Master, Inc. ("Company"), and David Lopez ("Executive").

Company desires to continue to employ Executive to serve as its Chief Operating Officer upon the terms and subject to the conditions set forth herein;

Company entered into the Employment Agreement with Executive on February 16, 2011, and Company and Executive desire to amend and restate the Employment agreement for the purpose of amending the definition of “Good Reason” under section V(B) hereof.

THEREFORE, Company and Executive hereby agree as follows:

I.           TERM OF AGREEMENT.  The term of Executive's employment under this Agreement shall begin on the Agreement Date and end on the fourth anniversary of the Agreement Date (the "Initial Term").  Subject to the terms of this Agreement, Company may terminate Executive's employment at any time for any reason or for no reason.  Executive may terminate his employment upon forty-five (45) days' prior written notice to the Board of Directors of Company (the “Board”) for any reason or for no reason.  The term “Employment Period” shall include the Initial Term and all extensions of the employment term thereafter, which extensions shall be within the sole discretion of Company and Executive and shall be effective only if in writing and signed on behalf of the Board and by Executive.  Company and Executive understand that Executive is employed at will, subject to discharge at any time, with or without notice, for any reason or for no reason whatsoever.  Where this Agreement provides for the provision of a perquisite or benefit that is subject to or governed by Company’s plans or policies, Executive agrees that Company may alter, amend, limit, or otherwise eliminate such plans or policies at will.

II.           POSITION AND DUTIES.  Company shall employ Executive during the Employment Period as its Chief Operating Officer.  During the Employment Period, Executive shall perform the duties lawfully assigned to him by the Board in the Board’s sole discretion, shall devote his full-time attention and efforts to the affairs of Company, and shall use his best efforts to promote the interests of Company.  During the Employment Period, Executive shall report to the Board.  Executive may not serve on any corporate, civic or charitable boards or committees without the express approval of the Board, and such approval will ordinarily only be given if such activities do not interfere with Executive's duties, under this Agreement, as determined in the sole but reasonable discretion of the Board.  Unless determined by the Board to the contrary, Executive shall not be entitled to retain fees and other compensation derived from such activities.  Executive may invest his personal funds in any form or manner he may choose, provided that such investments, other than investments in mutual funds, shall not be in any entities that compete with the Company's business (e.g., a gaming supplier), and provided that such investments comply with laws governing the Company and its executives.

III.           COMPENSATION.

A.           Annual Salary.  Company shall pay Executive, in accordance with the normal payroll practices of Company, an annual salary at a rate of $350,000.00 per year ("Annual Base Salary") as of the Agreement Date.  During the Employment Period, the Annual Base Salary shall be reviewed by the Compensation Committee at least annually and may be increased, but not decreased, from time to time as approved by the Board of Directors in its sole discretion; provided however that Annual Base Salary may be decreased by Company, without Executive's consent, in the event of broad-based reductions in base salaries throughout Company, but any such reduction of Executive's Annual Base Salary shall not be proportionately less favorable than reductions in the base salaries of other senior management executives.

B.           Annual Bonus.   If Executive is employed through October 31, 2011, Executive will also be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of the Company for other senior management executives of the Company for fiscal year 2011, which, for fiscal year 2011, shall have a target bonus of no less than 50% of Executive's Annual Base Salary.  For any subsequent year after Fiscal Year 2011, Executive will be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Board of Directors for said period.  Notwithstanding the foregoing, in the event that Company restates its earnings, then Executive shall be required to immediately repay Company any bonus amount paid in excess of that supported by the restated earnings (the “Clawback Right”).

C.           Equity Grants and Vesting.  The Board may, in its sole discretion, grant to Executive options to purchase the Company’s common stock (the “Options”).  The Board shall consider possible Options grants annually.  In the event the Board elects to grant Options to Executive, the Options shall expire ten (10) years from the grant date.  All vesting of the Options shall be governed by the terms of Company’s written equity plan, and/or the specific grant.

IV.           BENEFITS.

A.           Employee Benefit Plans.  During the Employment Period, Executive and, to the extent permitted by the applicable employee benefit plans, his spouse and other dependents may participate in Company's employee benefit plans in accordance with the terms of such employee benefit plans as may be in effect from time to time to the same extent as other members of the Senior Executive Management Team (such as medical, dental and other similar benefits); provided however, that Executive shall not be eligible to receive any benefits from any severance plan or policy of Company.

B.           Vacation.  During the Employment Period, Executive shall be entitled to vacation time based on Company's policies as in effect from time to time.

C.           Business Expense Reimbursement.  During the Employment Period, Executive shall be reimbursed, in accordance with Company's policies in effect from time to time, for reasonable business expenses he incurs.  Executive shall submit to Company such documentation as is required for such reimbursement, in accordance with Company's expense reimbursement policy in effect from time to time.

V.           EFFECT OF TERMINATION.

A.           Termination for Cause by Company.  If Company terminates Executive's employment for Cause, Company shall pay to Executive as soon as practical after the termination date an amount equal to the sum of Executive's accrued Annual Base Salary earned but not yet paid through the termination date, and accrued vacation days, and Executive shall not be entitled to any other benefits or payments under this Agreement, other than such benefits mandated by applicable law.  A finding of termination for Cause shall be made by resolution adopted by a majority of the Governance  Committee of the Board (“Governance Committee”), if such committee is then in existence, or, if it is not then in existence, by a majority of the Board (excluding Executive if he is a member of the Board), setting forth the particulars thereof.  In the case of a termination for Cause, Executive's termination date shall be effective immediately.

"Cause" means (i) Executive's engagement in any material act or omission constituting dishonesty, wrongdoing or malfeasance with respect to Company; or (ii) Executive's engagement in conduct which a) is a material breach of fiduciary duty with respect to Company; b) materially violates Company's conflict of interest policies; or c) in the reasonable opinion of the Governance Committee (or if such committee does not then exist, the Board), would tend to materially injure the Company’s reputation with federal, State or tribal regulatory agencies; any Federal, State, municipal, tribal or other governmental or regulatory body; investment analysts, rating agencies, securities exchanges, other self-regulatory organizations or shareholder activist organizations (such as MSCI/RiskMetrics); or (iii) Executive's commission of any felony or other crime of moral turpitude; or (iv) Executive's material disobedience or disregard of a lawful and proper direction of the Board or Company; or (v) Executive’s inability to get or maintain a gaming license; or (vi) Executive's material breach of this Agreement, which breach by its nature, is incapable of being cured or, if curable, remains uncured for more than thirty (30) calendar days after receipt by Executive of written notice from Company specifying the nature of the breach and demanding the cure thereof, which notice must be received within ninety (90) days after the alleged breach is discovered by the Company.  For purposes of clause (vi) above, a breach of this Agreement that involves substantially similar acts or omissions as a prior breach that was cured, shall be deemed incapable of being cured.

B.           Termination Without Good Reason by the Executive.  If Executive terminates his or her employment without Good Reason, Company shall pay to Executive as soon as practical after the termination date an amount equal to the sum of Executive’s accrued Annual Base Salary earned but not yet paid through the termination date, and accrued vacation days, and Executive shall not be entitled to any other benefits or payments under this Agreement, or other than such benefits mandated by applicable law.

"Good Reason" means: (i) a material reduction in the nature or scope of Executive's duties, responsibilities, authority, or position; however, for purposes of this Agreement, the hiring of a permanent CEO is not deemed a material reduction in the nature or scope of Executive’s duties, responsibilities, authority or position; or (ii) a material reduction in Executive's base salary (other than any reduction pursuant to Article III(A) or VII(F) of this Agreement); or (iii) a material breach of this Agreement by Company, which breach by its nature, is incapable of being cured or, if curable, remains uncured for more than thirty (30) calendar days after receipt by Company of written notice from Executive specifying the nature of the breach and demanding the cure thereof, which notice must be received within ninety (90) days of the alleged breach; or (iv) a change in control (as defined in the Company's 2004 Equity Incentive Plan, as amended and restated on January 28, 2009) of Company whereby there is a material reduction in the nature or scope of Executive's duties, responsibilities, authority, or position, including, but not limited to, removal or expulsion from the Board without Cause.  Notwithstanding the foregoing, any Good Reason condition stated herein that arises out of an act of God or force majeure shall not constitute Good Reason for purposes of this Agreement.  For purposes of clause (iii), a breach of this Agreement that involves substantially similar acts or omissions as a prior breach that was cured, shall be deemed incapable of being cured.

C.           Executive's Death or Disability.  If, before the end of the Employment Period, Executive's employment terminates due to his death or disability (which is defined as Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or as defined in Company’s long term disability policy if consistent with Section 409A of the Internal Revenue Code of 1986, as amended), Company shall pay to Executive or his beneficiaries, as the case may be, within ninety (90) days after the termination date, an amount which is equal to the sum of Executive's accrued Annual Base Salary earned but not yet paid through the termination date, an amount equal to six (6) months of Executive’s Annual Base Salary, and his accrued vacation days.  Company shall also pay the COBRA premium for group health coverage for Executive, and, if covered under Company's group health coverage immediately before Executive's death or disability, for his spouse and dependents for six (6) consecutive months after Executive's termination date, provided that Executive (and his spouse and dependents if applicable) are eligible for and elect COBRA coverage.  Additionally, if Executive's termination is due to disability, then to the extent he is a participant in any disability plans sponsored by Company on his termination date, he shall be entitled to benefits in accordance with the terms of those plans as in effect from time to time.  Executive shall also be entitled to immediate acceleration and immediate vesting of any outstanding equity interests previously provided to Executive by Company provided that such vesting and acceleration are permitted under Company’s written equity plan.

D.           Termination Without Cause, or for Good Reason, or Non-Renewal of Employment Agreement.  If Company terminates Executive's employment without Cause, or if Executive terminates his employment for Good Reason, or if the Employment Period expires and Company does not renew or extend Executive’s employment on terms equal to or better than those set forth in this Agreement, Executive shall not be eligible to participate in or receive any payments or benefits from any severance plan or policy of Company.  Instead, Executive shall receive the following payments and benefits listed in this Article V(D)  of this Agreement:

1.	as soon as reasonably practical after the termination date, accrued Annual Base Salary earned but not yet paid through the termination date;

2.
severance equal to one year’s Annual Base Salary in existence as of the date of termination, which amount shall be paid by Company to Executive in accordance with the normal payroll practices of Company in effect on the date of this Agreement, in equal installments over a twenty-four (24) month period beginning on the next payroll date immediately following termination;

3.	as soon as reasonably practical after the termination date, a lump sum amount equal to his accrued vacation days; and,

4.
subject to the provisions of Company's medical benefit plans, if Executive (and his spouse and dependents if applicable) is eligible for and elects continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and if COBRA coverage is applicable to Company's medical benefit plans, through the earlier of (i) twenty-four (24) months from the termination date of Executive or the maximum number of months that COBRA coverage is available by law at the time of Executive’s termination, whichever is less, or (ii) Executive's date of employment by a subsequent employer, Company shall pay the premiums for Executive's (and spouse’s and dependents’ if applicable) COBRA coverage; and

5.	The payments identified in Article VI(G).

E.           Return of Company Property.  Executive shall immediately return all Company property to Company upon the termination date.

F.           General Release and Waiver.  In consideration for entering into this Agreement, upon termination of his employment with Company for any reason than his death, Executive shall execute a release and waiver of all claims and potential claims against Company in a form provided by and reasonably acceptable to Company (the "Release").  Company shall present the Release to Executive within ten (10) days of termination, and Executive shall have up to forty-five (45) days following termination to consider whether to execute the Release; in the event Executive executes the Release, Executive shall have an additional eight (8) calendar days in which to expressly revoke his execution of the release in writing.  In the event that Executive fails to execute the Release within the forty-five (45) days following termination, or in the event Executive formally revokes his execution of the release within eight (8) calendar days of his execution of the Release, then this Agreement shall be null and void, provided, however, that the covenants and payments provided in Article VI of this Agreement shall remain in full force and effect.   Executive shall not be entitled to any payments or benefits under this Agreement other than those provided in Article VI of this Agreement after termination of his employment if he does not execute the Release or if he revokes the Release during any statutory revocation period, and to the extent that Company has made any payments to Executive prior to Executive’s failure to execute the Release within forty-five (45) days following termination or prior to his revocation, then Executive shall immediately reimburse Company for any all and all such payments other than those provided in Article VI of this Agreement.

G.           Effect of Restrictive Covenant Compliance on Termination Pay.  Notwithstanding any other provision contained herein, in the event that Executive materially breaches any duties set forth in Article VI of this Agreement, then Executive shall not be entitled to any further post-termination compensation or benefits of any kind, Executive shall immediately reimburse Company for all post-termination amounts previously paid by Company and Company’s cost associated with the provision of any post-termination benefits to Executive, and the duties set forth in Article VI of this Agreement shall continue in full force and effect.

VI.           RESTRICTIVE COVENANTS.

A.           Non-Solicitation of Employees.  Executive covenants and agrees that he shall not, at any time during the Employment Period and for two (2) years following termination of his employment with Company (the "Restriction Period"), directly or indirectly hire or seek to hire for any person or entity, any person employed at that time by Company or any Company affiliate, and shall not otherwise encourage any such person to leave such employment.

B.           Non-Competition.  Executive covenants and agrees that he shall not at any time during the Restriction Period directly or indirectly consult with, be employed by, provide services to, or be a business associate of any person or entity that competes or plans to compete with the business activities of Company that are in existence or under consideration by Company at the time of and the two years leading up to the Restriction Period.  Executive understands and agrees that, because Company has a global business and because of Executive’s position as a senior executive, a global restriction on competition is reasonable and appropriate and will not materially impede Executive’s ability to earn a living.

C.           Confidentiality.  Except as required to fulfill his duties during the Employment Period pursuant to the terms of his employment under this Agreement, Executive covenants and agrees that at no time during the Employment Period nor at any time following termination of his employment will Executive communicate, furnish, divulge or disclose in any manner to any person or entity any Confidential Information without the prior express written consent of Company.  "Confidential Information" shall mean financial information about Company or any Company affiliates, strategies and techniques, trade secrets, contract terms with vendors and suppliers, supplier lists and data, and such other confidential, proprietary, or sensitive information to which Executive has access as a result of his position with Company.  Confidential Information shall not include (i) any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Executive, or (ii) any information compelled to be disclosed by applicable law; provided that Executive, to the extent not prohibited from so doing by applicable law, shall give Company prior written notice of the information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as may be practical.

D.           Inventions.

1.           Executive shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Executive may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Executive’s employment with the Company, whether or not during usual work hours.  Executive agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Executive hereby agrees to assign, and hereby assigns all of Executive’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Executive agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Executive’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

2.           “Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

3.           Executive understands that all copyrightable work that Executive may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Executive hereby assigns all right, title and interest to the copyright therein to the Company.

4.           Executive has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

E.           Non-Disparagement.  At all times during the Employment Period and for a period of three (3) consecutive years thereafter, Executive shall refrain from all conduct, verbal or otherwise, that materially disparages or materially damages, or could materially disparage or materially damage, the reputation, goodwill, or standing in the community of Company or any Company affiliates.

F.           Injunction and Forfeiture.  Executive acknowledges that monetary damages will not be an adequate remedy for Company in the event of a breach of this Article VI.  Therefore, Executive agrees that, in addition to other rights that Company may have, Company is entitled to an injunction preventing Executive from any breach of this Article VI.

G.           Compensation for Covenants.  In addition to the consideration provided elsewhere in this Agreement, in exchange for the restrictive covenants contained herein, Company shall pay Executive an amount equal to one year’s Annual Base Salary in existence as of the date of termination, which amount shall be paid by Company to Executive in accordance with the normal payroll practices of the Company in effect on the date of this Agreement in equal installments over a twenty-four (24) month period beginning on the payroll date immediately following the termination.  Notwithstanding the foregoing, in the event of a termination by Executive without good reason, or a termination by Company for cause, Executive shall not be entitled to the compensation set forth in this Article VI (G), but shall nonetheless be required to honor the Restrictive Covenants set forth herein.

H.           Termination of Payment Obligations.  Notwithstanding any other provision contained herein, in the event that Executive materially breaches any duties set forth in these Restrictive Covenants, then Executive shall not be entitled to any further post-termination compensation or benefits of any kind, Executive shall immediately reimburse Company for all post-termination amounts previously paid by Company and Company’s cost associated with the provision of any post-termination benefits to Executive, and the duties set forth in these Restrictive Covenants shall continue in full force and effect.

VII.           MISCELLANEOUS.

A.           Dispute Resolution.

1.           Article VI Disputes. Executive and Company agree that any disputes arising out of the provisions of Article VI of this Agreement shall be settled by the courts of law, mediation or arbitration (binding or otherwise), at the sole election of Company.

2.           Other Disputes.  Executive and Company agree that any disputes between them other than those arising out of or relating to Article VI of this Agreement shall be submitted to mediation.  If not resolved in mediation, such dispute shall be finally resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association.  During the arbitration, Executive will pay for Executive's own costs and attorneys' fees, if any, and Company will pay for its own costs and attorneys' fees, if any.  Attorneys' fees and costs may be awarded by the arbitrator to the prevailing party.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C.  §§ 1-16 and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.  The arbitrator shall not have the right to award speculative damages or punitive damages to either Executive or Company except as expressly permitted by statute and shall not have the power to amend this Agreement.  The arbitrator shall be required to follow applicable law.  The place of arbitration shall be within twenty-five (25) miles of Company’s corporate headquarters in existence as of the date of the demand for arbitration.  Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located within the jurisdiction closest to Company’s headquarters in existence as of the date of the demand for arbitration.

B.           Assignment; Successors.  This Agreement shall be binding upon and inure to the benefit of Executive, Company and the successors and permitted assigns of Company.

C.           Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.  Any provision so declared to be unlawful or invalid shall, if possible, be construed, or if necessary reformed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

D.           Amendment; Waiver.  This Agreement shall not be amended or modified except by written instrument executed by Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

E.           Notices.  All notices hereunder shall be in writing and delivered by hand, or by a nationally-recognized delivery service that guarantees overnight delivery, or by first- class, registered or certified mail, return receipt requested, postage prepaid, addressed to Executive at his most recent home address or facsimile number on file at Company, and to the Board of Directors of Company at 1106 Palms Airport Drive, Las Vegas, Nevada 89119.

F.           Withholding.  Company may withhold from any amounts payable under any provision of this Agreement any taxes that are required to be withheld pursuant to applicable law as well as, if and to the extent permitted by Code Section 409A, any amounts Company reasonably believes are due and owing from Executive to Company.

G.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

H.           Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, or severance, whether in writing or otherwise.

I.           Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada, without regard to its choice of law principles.

J.           Cooperation.

1.           Executive agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Executive was involved during Executive's employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Executive, and Company shall cover any reasonable out-of-pocket expenses of Executive in so cooperating, excluding, any attorney’s fees incurred by Executive, unless said attorney’s fees are expressly authorized, permitted, or required under any applicable directors’ and officers’ insurance.

2.           In the event Executive is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Executive (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

K.           Code Section 409A.

1.           General.  It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive.

2.           Distributions on Account of Separation from Service.  If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive's employment shall be made upon Executive incurring a “separation of service” within the meaning of Code Section 409A.

3.           Timing of Severance Payments.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “specified employee” for purposes of Code Section 409A, no severance payment or other payments pursuant to, or contemplated by, this Agreement shall be made to Executive by the Company before the date that is six months after the Executive's  “separation from service” (or, if earlier, the date of Executive's death) if and to the extent that such payment or benefit constitutes a deferral of compensation under Code Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

4.           Treatment of Each Installment as a Separate Payment.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

5.           Expenses.  Notwithstanding anything in this Agreement to the contrary, except to the extent any expense or reimbursement hereunder does not constitute a deferral of compensation under Code Section 409A, any expense or reimbursement shall meet the following requirements:  (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement expenses.

L.           Post-Termination Medical Benefits.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that the provision of post-termination medical benefits to Executive pursuant to Article V(C) or V(D)(4) above would, at any time such benefits are to be provided to Executive, subject the Company to adverse tax consequences under applicable Federal or state law, the Company in its sole discretion will instead reimburse Executive each month for either:  (1) the amount necessary to enable Executive to pay the COBRA premium applicable to the coverage maintained by Executive for the month; or (2) the amount necessary to enable Executive to pay the premium Executive would be required to pay to obtain coverage comparable to the coverage then maintained by Executive under a policy of insurance selected by Company if Executive (and, if applicable any qualified beneficiary related to Executive) waives the right to COBRA continuation coverage.  The payment to be made pursuant to the preceding sentence shall continue through, but only through, the period during which Company would otherwise be required to provide post-termination medical coverage pursuant to Article V(C) or V(D)(4) above.

M.           Company Policies.   During the term of this Agreement, Executive shall engage in no activity or employment which may conflict with the interests of the Company, and Employee shall comply with all policies and procedures of the Company including without limitation, all policies and procedures pertaining to ethics.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Agreement Date.

SHUFFLE MASTER, INC.

/s/ MICHAEL GAVIN ISAACS_______________
Michael Gavin Isaacs, Chief Executive Officer

EXECUTIVE:

/s/ DAVID B. LOPEZ_____________________
David B. Lopez

APPROVED:

COMPENSATION COMMITTEE

/s/ DANIEL M. WADE___________________
Daniel M. Wade, Chairman